Exhibit 99.1

VBI Vaccines Announces Second Quarter 2020 Financial Results and Provides Corporate Update

-	Productive pre-submission meetings with FDA and EMA in May and July 2020 expected to enable filings of regulatory approval applications for Sci-B-Vac® in the U.S., Europe, and Canada beginning Q4 2020

-	Pre-clinical data for VBI-2901, VBI’s coronavirus program, expected to enable selection of clinical candidate(s) in Q3 2020 and the manufacturing of clinical study material, expected in Q4 2020

-	Additional clinical data expected for VBI’s therapeutic hepatitis B program and therapeutic GBM program in the second half of 2020

-	$86 million cash, cash equivalents, and short term investments provides strong financial support for upcoming milestone-rich quarters

CAMBRIDGE, Mass. (July 31, 2020) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today reported financial results for the second quarter ending June 30, 2020 and provided a corporate update.

Jeff Baxter, President and CEO, commented: “The second quarter of 2020 was again a time of unprecedented disruption, with the COVID-19 pandemic continuing to have severe global public health, societal, and economic consequence. We have implemented and maintained measures required to ensure the safety and wellbeing of all our employees, while also continuing to achieve milestones that we hope will enable VBI to contribute meaningfully to public health solutions. As a result of the commitment, dedication, and passion of the entire VBI team, the remainder of 2020 is expected to be a milestone-rich period across our pipeline. To support the ongoing advancement of VBI’s pipeline candidates, we strengthened our balance sheet over the last few months. With $86 million in cash, cash equivalents, and short term investments, we continue to be well-positioned to capitalize on the growth and value-driving opportunities ahead.”

Recent Highlights and Upcoming Program Milestones

Financing

●	April 2020: $57.5 million gross proceeds raised in an underwritten public offering

●	May 2020: Up to $50 million debt financing facility secured with K2 HealthVentures (K2HV), a healthcare-focused specialty finance company

●	May 2020: Repaid $15.3 million of debt to Perceptive Credit Holdings L.P.

Sci-B-Vac: Tri-Antigenic Prophylactic HBV Vaccine

●	May and July 2020: Productive pre-BLA and pre-submission meetings held with the Food and Drug Administration (FDA) and the European Medicines Agency (EMA), respectively

●	Q4 2020: Submission of applications for regulatory approvals in the U.S., Europe, and Canada expected to begin

VBI-1901: Glioblastoma (GBM) Cancer Vaccine Immunotherapeutic Candidate

●	June 2020: Data presented at the 2020 American Association for Cancer Research (AACR) Annual Meeting highlighting:

	○	Observation of a confirmed partial response in a patient treated with VBI-1901 + GM-CSF, with recurrent GBM tumor reduction of greater than 50%

	○	Evidenced by five out of the six tumor responses seen to-date, identification of a normal baseline CD4+/CD8+ T cell ratio as a promising, potentially predictive biomarker strategy associated with tumor responses

●	Q4 2020: Initial immunologic and tumor response data expected from the Phase 2a VBI-1901 + AS01B study arm

●	Results observed to-date support further clinical development – exploring potential registrational study, expected to initiate in 2021

VBI-2901: Trivalent Prophylactic Pan-Coronavirus Candidate

●	As part of the collaboration with the National Research Council of Canada (NRC), announced in March 2020, a series of three pre-clinical animal models began in Q2 to evaluate:

	○	Trivalent vaccine constructs targeting SARS-CoV-2, SARS-CoV, and MERS-CoV vs. monovalent vaccine constructs targeting SARS-CoV-2

	○	Multiple different adjuvants

	○	Pre-fusion vs. post-fusion spike proteins

●	Q3 2020: Pre-clinical data expected to enable selection of the optimal clinical vaccine candidate(s)

●	Q4 2020: Clinical study materials expected to be available

VBI-2601 (BRII-179): HBV Immunotherapeutic Candidate

●	H2 2020: Initial human proof-of-concept data expected from ongoing Phase 1b/2a study

Formation of Commercial Advisory Board

●	May 2020: To support the Company’s commercial strategy, VBI formed a Commercial Advisory Board consisting of leading experts in public health policy, epidemiology, and vaccine development, with members Damian Braga (Chair), Eddy A. Bresnitz, M.D., M.S.C.E., Michael D. Decker, M.D., M.P.H., and John D. Grabenstein, Ph.D., R.Ph.

Second Quarter 2020 Financial Highlights

●	Cash Position: VBI ended the second quarter of 2020 with $86.1 million in cash, cash equivalents, and short term investments compared to $44.2 million as of December 31, 2019. Short term investments consist of guaranteed income certificates held with Schedule 1 Canadian banks for maturity terms greater than 3 months, but less than one year from the date of acquisition.

●	Net Cash Used in Operating Activities: Net cash used in operations for the six months ended June 30, 2020 was $15.5 million compared to the $26.3 million for the same period in 2019. The decrease is the result of the completion of the Sci-B-Vac Phase 3 clinical studies, the first of which (PROTECT) was completed in June 2019, the second of which (CONSTANT) was completed in January 2020.

●	Cash Used for Purchase of Property and Equipment: Cash used for the purchase of property and equipment was $0.3 million for the six months ended June 30, 2020 compared to $2.9 million for the same period in 2019. The decrease was due to the completion of the modernization and capacity increase of VBI’s manufacturing facility in Rehovot, Israel, which re-commenced operations in May 2019.

●	Revenue: Revenue in the second quarter of 2020 was $0.2 million compared to $0.6 million for the same period in 2019. The decrease was due to a decrease in product revenue of Sci-B-Vac on a named-patient basis during the three months ended June 30, 2020 compared to the three months ended June 30, 2019. The decrease was also related to a decrease in R&D services revenue for VBI-2601 following the initiation of the clinical study in November 2019 as part of the ongoing collaboration with the Brii Biosciences.

●	Cost of Revenues: Cost of revenues was $2.1 million for the second quarter of 2020 compared to $2.4 million for the same period in 2019. This slight decrease is due to lower costs related to R&D services revenue.

●	Research and Development (R&D): R&D expenses were $2.4 million for the second quarter of 2020, compared to $7.4 million for the same period in 2019. The decrease in R&D expenses is the result of the completion of the Sci-B-Vac Phase 3 studies and is offset by an increase in expenses due to the ongoing Phase 1/2a study of VBI-1901.

●	General and Administrative (G&A): G&A expenses were $3.9 million for the second quarter of 2020, compared to $3.2 million for the same period in 2019. The increase is a result of the increase in pre-commercialization activities for Sci-B-Vac.

●	Net Loss: Net loss and net loss per share for the second quarter of 2020 were $9.5 million and $0.04, respectively, compared to a net loss of $13.2 million and a net loss per share of $0.13 for the second quarter of 2019.

About VBI Vaccines Inc.

VBI Vaccines Inc. (Nasdaq: VBIV) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI is advancing the prevention and treatment of hepatitis B, with: (1) the only tri-antigenic hepatitis B vaccine, Sci-B-Vac®, which is approved for use and commercially available in Israel and recently completed its Phase 3 program in the U.S., Europe, and Canada; and (2) an immunotherapeutic in development for a functional cure for chronic hepatitis B. VBI’s enveloped virus-like particle (eVLP) platform technology enables development of eVLPs that closely mimic the target virus to elicit a potent immune response. VBI’s lead eVLP programs include a vaccine immunotherapeutic candidate targeting glioblastoma (GBM), a prophylactic cytomegalovirus (CMV) vaccine candidate, and a prophylactic pan-coronavirus vaccine candidate. VBI is headquartered in Cambridge, MA, with research operations in Ottawa, Canada, and research and manufacturing facilities in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the impact of general economic, industry or political conditions in the United States or internationally; the impact of the ongoing COVID-19 pandemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on March 5, 2020, and filed with the Canadian security authorities at sedar.com on March 5, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Vaccines Inc. and Subsidiaries

Selected Condensed Consolidated Balance Sheet

(In Thousands)

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$61,034	$44,213
Short-term investments	25,038	-
Accounts receivable, net	22	201
Inventory, net	1,328	1,075
Prepaid expenses and other current assets	1,513	1,474
Total current assets	88,935	46,963
Property and equipment, net	9,679	10,195
Intangible assets, net	58,009	60,756
Goodwill	2,109	2,208
Other non-current assets	2,455	2,079
Total Assets	161,187	122,201

Liabilities and stockholder’s equity
Accounts payable	$2,392	$1,127
Other current liabilities	12,788	28,630
Total current liabilities	15,180	29,757
Total non-current liabilities	19,394	4,189
Total liabilities	34,574	33,946
Total stockholders’ equity	126,613	88,255
Total liabilities and stockholders’ equity	161,187	122,201

VBI Vaccines Inc. and Subsidiaries

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In Thousands Except Share and Per Share Amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2020	2019	2020	2019
	(Unaudited)
Revenues	$184	$640	$599	$1,000
Operating expenses
Cost of revenue	2,060	2,354	4,637	3,342
Research and development	2,365	7,361	5,558	16,588
General and administrative	3,901	3,194	7,959	7,158
Total operating expenses	8,326	12,909	18,154	27,088
Loss from operations	(8,142)	(12,269)	(17,555)	(26,088)
Interest income (expense), net	(682)	(566)	(1,264)	(1,046)
Foreign exchange gain (loss)	(689)	(335)	948	(642)
Loss before income taxes	(9,513)	(13,170)	(17,871)	(27,776)
Income tax benefit	-	-	-	-
Net Loss	$(9,513)	$(13,170)	$(17,871)	$(27,776)
Basic and diluted net loss per share	$(0.04)	$(0.13)	$(0.09)	$(0.28)
Weighted-average number of shares used to compute basic and diluted net loss per share	216,862,183	97,678,645	197,575,964	97,580,679
Other comprehensive income (loss) - currency translation adjustments	2,969	1,746	(3,684)	3,473
Comprehensive Loss	$(6,544)	$(11,424)	$(21,555)	$(24,303)

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com